Exhibit 4.1

                                     FORM OF
               CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS
                                       OF
                     SERIES A-1 CONVERTIBLE PREFERRED STOCK
                                       AND
                     SERIES A-2 CONVERTIBLE PREFERRED STOCK
                                       OF
                             AUTO DATA NETWORK, INC.
                         (Pursuant to Section 151 of the
                        Delaware General Corporation Law)

                      ------------------------------------

Auto Data Network, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Company"), hereby certifies that, pursuant to the authority vested in the Board of Directors of the Company (the "Board") by the Certificate of Incorporation of the Company (the "Certificate of Incorporation"), as amended, the following resolution was adopted as of July 18, 2003 by the Board pursuant to Section 141 of the Delaware General Corporation
Law:

RESOLVED, that pursuant to the authority granted to and vested in the Board in accordance with the provisions of the Certificate of Incorporation, as amended, there shall be created a series of Preferred Stock, $0.001 par value, which series shall have the following designations and number thereof, powers, preferences, rights, qualifications, limitations and restrictions:

1. Designation and Number of Shares. There shall hereby be created and established a series of Preferred Stock designated as "Series A-1 Convertible Preferred Stock" (the "Series A-1 Preferred Stock") and a series of Preferred Stock designated as "Series A-2 Convertible Preferred Stock (the "Series A-2 Preferred Stock"). The authorized number of shares of Series A-1 Preferred Stock shall be 500,000. The authorized number of shares of Series A-2 Preferred Stock shall be 2,300,000.

2. Conversion.

(a) Right to Convert. Each share of Series A-1 Preferred Stock and Series A-2 Preferred Stock shall be convertible into a number of shares of Common Stock equal to the applicable Liquidation Amount (as defined in Section 5 herein) divided by the then applicable Conversion Price (as defined herein) upon the earlier to occur of (i) the election of the holder to convert (an "Optional Conversion"), in whole or in part, at any time, or from time to time, commencing with date of the issuance of Series A-1 Preferred Stock or the Series A-2 Preferred Stock (the "A-1 Issuance Date" or the "A-2 Issuance Date", as applicable; each one, an "Issuance Date") or (ii) the earliest to occur of the following dates (an "Automatic Conversion"): (A) the date, at any time after the one year anniversary of the applicable Issuance Date, upon which both (x) the average of the Market Price (as defined herein) for a share of Common Stock for thirty consecutive Trading Days (as defined herein) exceeds $8.00 (subject to adjustment in the event of stock splits, reverse stock splits, stock dividends, recapitalizations or similar events) and (y) the average of the trading volume for the Common Stock during such period exceeds 200,000 shares per day (subject to adjustment in the event of stock splits, reverse stock splits, stock dividends, recapitalizations or similar events) shares per Trading Day; (B) with respect to the Series A-1 Preferred Stock, upon the affirmative vote of the holders of a majority of the then outstanding shares of Series A-1 Preferred Stock; (C) with respect to the Series A-2 Preferred Stock, upon the affirmative vote of a majority of the then outstanding shares of Series A-2 Preferred Stock; or (D) immediately prior to the closing of an underwritten public offering of the Company's Common Stock for aggregate gross proceeds of not less than Fifteen Million Dollars ($15,000,000).

(b) As used herein, "Market Price" means, with respect to the shares of Common Stock,


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         (i)      if the  shares  are  listed or  admitted  for  trading  on any
                  national   securities  exchange  or  included  in  The  Nasdaq
                  National Market or Nasdaq SmallCap Market, the last reported sales price as reported on such exchange or market; (ii) if the shares are not listed or admitted for trading on any
                  national   securities  exchange  or  included  in  The  Nasdaq
                  National Market or Nasdaq SmallCap Market, the average of the last reported closing bid and asked quotation for the shares as reported on the National Association of Securities Dealers Automated Quotation System ("NASDAQ") or a similar service if NASDAQ is not reporting such information; or (iii) if the shares are not listed or admitted for trading on any national securities exchange or included in The Nasdaq National Market or Nasdaq SmallCap Market or quoted by NASDAQ or a similar service, the average of the last reported bid and asked quotation for the shares as quoted by a market maker in the shares (or if there is more than one market maker, the bid and asked quotation shall be obtained from two market makers and the average of the lowest bid and highest asked quotation) (such applicable trading market to be referred to the "Trading Market"). In the absence of any available public quotations for the Common Stock, the Board shall determine in good faith the fair value of the Common Stock, which determination shall be set forth in a certificate by the Secretary of the Company. As used herein, "Trading Day" means a day on which the principal Trading Market with respect to the Common Stock is open for the transaction of business.

(c) Effecting a Conversion. Immediately upon the occurrence of an Automatic Conversion, each holder's shares of Series A-1 Preferred Stock or Series A-2 Preferred Stock, as applicable, shall be deemed to have been converted into the applicable number of shares of the Company's Common Stock in accordance with the then applicable Conversion Price, and certificates evidencing such shares of Common Stock shall be issued to such holder promptly after receipt of the applicable certificates evidencing such holder's shares of Series A-1 Preferred Stock or Series A-2 Preferred Stock, as applicable, together with other customary documentation (including delivery instructions). The holder shall effect any Optional Conversion by surrendering the certificate or certificates representing the shares of Series A-1 Preferred Stock or Series A-2 Preferred Stock, as applicable, to be converted to the Company, together with written notice of its election to convert and specifying the name or names (with address) in which a certificate or certificates for shares of Common Stock are to be issued (a "Stockholder Conversion Notice"). Each Stockholder Conversion Notice shall specify the number of shares of Series A-1 Preferred Stock or Series A-2 Preferred Stock to be converted and the date on which such conversion is to be effected, which date may be neither prior to, nor more than 10 days after, the date the holder delivers such Stockholder Conversion Notice. If no conversion date is specified in a Stockholder Conversion Notice, the conversion date shall be the date that the Stockholder Conversion Notice is delivered. Each Stockholder Conversion Notice, once given, shall be irrevocable. A holder of Series A-1 Preferred Stock or Series A-2 Preferred Stock may only convert shares of Series A-1 Preferred Stock or Series A-2 Preferred Stock in blocks equal to not less than the lesser of (i) the number of shares of Series A-1 Preferred Stock or Series A-2 Preferred Stock, as applicable, convertible into 5,000 shares of Common Stock and (ii) all shares of Series A-1


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Preferred Stock or Series A-2 Preferred Stock then held by the  stockholder.  If the holder is converting less than all shares of Series A-1 Preferred Stock or Series A-2 Preferred Stock, as applicable, represented by the certificate or certificates tendered by the holder with the Stockholder Conversion Notice, the Company shall convert the number of shares of Series A-1 Preferred Stock or Series A-2 Preferred Stock so specified and shall promptly deliver (but not more than ten business days later) to such holder a certificate for such number of shares as have not been converted. Upon an Automatic Conversion, the Company shall notify each holder thereof and each holder shall surrender the certificate or certificates representing all of the shares of Series A-1 Preferred Stock and Series A-2 Preferred Stock owned by such holder and each holder of shares of Series A-1 Preferred Stock or Series A-2 Preferred Stock shall be deemed to be the holder of record of the Common Stock issued upon such Automatic Conversion. All fractional shares resulting from the conversion of the Series A-1 Preferred Stock or Series A-2 Preferred Stock shall be rounded up to the next highest whole share. All certificates representing shares of Series A-1 Preferred Stock and Series A-2 Preferred Stock surrendered for conversion shall be delivered to the Company for cancellation and canceled by it. As promptly as practicable (but no more than ten business days) after the surrender of any shares of Series A-1 Preferred Stock or Series A-2 Preferred Stock, the Company shall (subject to compliance with the applicable provisions of federal and state securities laws) deliver to the holder of such shares so surrendered certificate(s) representing the number of fully paid and nonassessable shares of Common Stock into which such shares are entitled to be converted. Upon a conversion, any accrued and unpaid dividends shall be paid either in cash, to the extent funds are legally available therefore, or shares of Common Stock valued at the Market Price, in the sole discretion of the Company.


(d) Conversion Price. The initial conversion price per share of the Series A-1 Preferred Stock or Series A-2 Preferred Stock, as applicable (the "Conversion Price"), shall be equal to $1.25 per share of Common Stock into which such number of share of Series A-1 Preferred Stock or Series A-2 Preferred Stock is convertible, subject to adjustment as provided in Section 3.

(e) Reservation of Shares. The Company covenants that it will at all times reserve and keep available out of its authorized and unissued Common Stock solely for the purpose of issuance upon conversion of Series A-1 Preferred Stock and Series A-2 Preferred Stock, as herein provided, free from preemptive rights or any other actual contingent purchase rights of persons other than the holders of Series A-1 Preferred Stock or Series A-2 Preferred Stock pursuant to this clause, not less than such number of shares of Common Stock as shall be issuable upon the conversion of all outstanding shares of Series A-1 Preferred Stock and Series A-2 Preferred Stock. The Company covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly and validly authorized, issued and fully paid, nonassessable and freely tradeable. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series A-1 Preferred Stock and Series A-2 Preferred Stock, in addition to such other remedies as shall be available to the holders of such Series A-1 Preferred Stock and Series A-2 Preferred Stock, the Company will take such corporate action necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.


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(f) Issue  Taxes.  The Company  shall pay all issue taxes,  if any,  incurred in respect of the issue of shares of Common Stock on conversion. If a holder of shares of Series A-1 Preferred Stock or Series A-2 Preferred Stock specifies that the shares of Common Stock to be issued on Automatic Conversion are to be issued in a name or names other than the name or names in which such Series A-1 Preferred Stock or Series A-2 Preferred Stock stand or the names of affiliates of the initial holder of such shares, then the Company shall not be required to pay any additional transfer or other taxes incurred by reason of the issuance of such shares of Common Stock to the name of another, and if the appropriate transfer taxes shall not have been paid to the Company or the transfer agent for the Series A-1 Preferred Stock or Series A-2 Preferred Stock, as applicable, at the time of Automatic Conversion of the Series A-1 Preferred Stock or Series A-2 Preferred Stock, as applicable, the shares of Common Stock issued upon conversion thereof may be registered in the name or names in which the Series A-1 Preferred Stock or Series A-2 Preferred Stock, as applicable, were registered, despite the instructions to the contrary.

3. Adjustment of Conversion Price.

(a) Definition of Additional Stock. For purposes of this Section 3, "Additional Shares of Common Stock" includes all shares of Common Stock issued by the Company after the Series A-1 Issuance Date, other than:

(i) Up to 2,300,000 shares of Series A-2 Preferred Stock, all of which shares are to be issued by the Company at no less than $2.50 per share (subject to appropriate adjustment for any stock dividend, stock split, combination or other similar recapitalization affecting such shares), and the Shares of Common Stock issued upon conversion of shares of Series A-1 Preferred Stock or Series A-2 Preferred Stock;

(ii) Shares of Common Stock (subject to appropriate adjustment for any stock dividend, stock split, combination or other similar recapitalization affecting such shares) issuable or issued to the Company's employees, directors or consultants pursuant to a stock option plan or restricted stock plan approved by the Board;

(iii) Shares of Common Stock issued or issuable pursuant to subsection 3(d) below;

(iv) Shares of Common Stock or Preferred Stock issuable upon exercise of options, warrants or upon conversion of convertible securities or other rights outstanding as of the applicable Issuance Date; and

(v) Shares of capital stock or options or warrants to purchase capital stock issued (a) to financial institutions or lessors in connections with commercial credit agreements, equipment financings or similar transactions or (b) to other corporations, persons or entities in connection with acquisitions, mergers or similar business combinations, partnership arrangements, strategic alliances, licensing arrangements or similar non-capital raising transactions approved by the Board. The number and kind of securities issuable upon the conversion of the Series A-1 Preferred Stock and the Series A-2 Preferred Stock and the Conversion Price shall be subject to adjustment from time to time in accordance with the following provisions:

(b) Subdivision or Combination of Shares. In the event that the Company shall at any time or from time to time, prior to conversion of shares of Series A-1 Preferred Stock or Series A-2 Preferred Stock (x) subdivide the outstanding shares of Common Stock into a larger number of shares or (y) combine the outstanding shares of Common Stock into a smaller number of shares, then, and in each such case, the Conversion Price in effect immediately prior to such event shall be adjusted (and any other appropriate actions shall be taken by the Company) so that the holder of any share of Series A-1 Preferred Stock or Series A-2 Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock or other securities of the Company that such holder would have owned or would have been entitled to receive upon or by reason of any of the events described above, had such share of Series A-1 Preferred Stock or Series A-2 Preferred Stock been converted immediately prior to the occurrence of such event. An adjustment made pursuant to this Section 3(b) shall become effective retroactively in the case of any such subdivision or combination, to the close of business on the day upon which such corporate action becomes effective.

(c) Stock Dividends. In case Additional Shares of Common Stock are issued as a dividend or other distribution on the Common Stock (or such dividend is declared), the Conversion Price shall be reduced, as of the date a record is taken of the holders of Common Stock for the purpose of receiving such dividend or other distribution (or if no such record is taken, as at the earliest of the date of such declaration, payment or other distribution), to the Conversion Price determined by multiplying the Conversion Price in effect immediately prior to such declaration, payment or other distribution by a fraction (i) the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to the declaration or payment of such dividend or other distribution, and (ii) the denominator of which shall be the total number of shares of Common Stock outstanding immediately after the declaration or payment of such dividend or other distribution. In the event that the Company shall declare or pay any dividend on the Common Stock payable in any right to acquire Common Stock for no consideration, then the Company shall be deemed to have made a dividend payable in Common Stock in an amount of shares equal to the maximum number of shares issuable upon exercise of such rights to acquire Common Stock.

(d) Recapitalization or Reclassification of Common Stock. In case of any (i) capital reorganization or any reclassification (other than a change in par value) of the capital stock of the Company, or (ii) exchange or conversion of the Common Stock for or into securities of another corporation or other entity, or (iii) consolidation or merger of the Company with or into any other person (other than a merger which does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of Common Stock) or (iv) sale, lease or other conveyance of all or substantially all of the assets of the Company, then in each instance referred to in the preceding clauses (i) through
(iv),
except, in the event of a "Change in Control Redemption Event" (as such term is hereinafter defined in Section 11), if the holders of Series A-1 Preferred Stock or Series A-2 Preferred Stock, as the case may be, shall not waive their respective redemption right, then the Board and the person formed by such consolidation or resulting from such capital reorganization, reclassification or merger or which acquires (by sale, lease or other conveyance) such assets, as the case may be, shall make provision such that the Series A-1 Preferred Stock and the Series A-2 Preferred Stock shall thereafter be convertible for the kind and amount of shares of stock, other securities, cash and other property receivable upon such capital reorganization, reclassification, consolidation, merger, sale, lease or other conveyance, as the case may be, by a holder of shares of Common Stock equal to the number of shares of Common Stock underlying the Series A-1 Preferred Stock or Series A-2 Preferred Stock, as applicable, issuable upon the conversion of the Series A-1 Preferred Stock or Series A-2 Preferred Stock immediately prior to the effective date of such capital reorganization, reclassification, merger, consolidation, sale, lease or other conveyance and, in each instance referred to in the preceding clauses (i) through (iv) (each, a "Transaction"), appropriate adjustment (as reasonably determined in good faith by the Board) shall be made in the application of the provisions herein set forth with respect to rights and interests thereafter of the holders of the Series A-1 Preferred Stock and Series A-2 Preferred Stock, to the end that the provisions set forth herein (including the specified changes in and other adjustments of the number of shares underlying the Series A-1 Preferred Stock and Series A-2 Preferred Stock) shall thereafter be applicable, as near as reasonably may be, in relation to any such shares of stock or other securities or other property thereafter deliverable upon conversion of the Series A-1 Preferred Stock and Series A-2 Preferred Stock. The Company shall not enter into any Transaction unless effective provision shall be made so as to give effect to the provisions set forth in this subsection (d). The Company shall not effect any transaction described in this subsection 3(d) unless (i) it first gives twenty (20) days' prior written notice of such merger, consolidation, exchange of shares, recapitalization, reorganization or other similar event or sale of assets (during which time the holders of Series A-1 Preferred Stock and Series A-2 Preferred Stock shall be entitled to convert the Series A-1 Preferred Stock or Series A-2 Preferred Stock) and (ii) the resulting successor or acquiring entity (if not the Company) assumes by written instrument the obligations of this subsection 3(d). The provisions of this subsection 3(d) shall similarly apply to successive consolidations, reorganizations, reclassifications, exchanges, conversions, mergers, sales, leases and other conveyances. (e) Issuance of Stock at Less than Conversion Price. If the Company shall issue any Additional Shares of Common Stock after the applicable Issuance Date (other than as provided in the foregoing subsections 3(b) through 3(d)), for no consideration or for a consideration per share less than the Conversion Price in effect on the date of and immediately prior to such issue, then in such event, the Conversion Price shall be reduced, concurrently with such issue, as follows:

(i) if such event shall occur during the period from the applicable Issuance Date until the later of (x) December 31, 2003 and (y) five (5) business days following the retirement, cancellation, repayment or conversion to equity in full of the Company's outstanding debts, as of the applicable Issuance Date, to HSBS Holdings and MAM

Software, then the Conversion Price for the Series A-1 Preferred Stock and the Series A-2 Preferred Stock shall be reduced, as of the close of business on the date of such issue or sale, to the Effective Price (as such term is defined in subsection 3(g)(v)) at which such Additional Shares of Common Stock are so issued or sold; and (ii) if such event shall occur thereafter, then the Conversion Price shall be reduced to a price equal to the quotient obtained by dividing:

(A) an amount equal to (x) the total number of shares of Common Stock outstanding immediately prior to such issuance or sale multiplied by the Conversion Price in effect immediately prior to such issuance or sale, plus (y) the Aggregate Consideration Received (as such term is defined in subsection 3(g)(v)) or deemed to be received by the Company upon such issuance or sale, by
(B) the total number of shares of Common Stock outstanding immediately after such issuance or sale.

(f) Issuance of Options and Convertible Securities Deemed Issuance of Additional Shares of Common Stock. If the Company, at any time or from time to time after the applicable Issuance Date, shall issue any options, warrants or rights to purchase Common Stock (collectively, "Options") or securities that, by their terms, directly or indirectly, are convertible into or exchangeable for shares of Common Stock ("Convertible Securities") or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefore, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued under this Certificate as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that in any such case in which Additional Shares of Common Stock are deemed to be issued:

(i) no further adjustment in the Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities and, upon the expiration of any such Option or the termination of any such right to convert or exchange such Convertible Securities, the Conversion Price then in effect hereunder shall forthwith be increased to the Conversion Price which would have been in effect at the time of such expiration or termination had such Option or Convertible Securities, to the extent outstanding immediately prior to such expiration or termination, never been issued, and the Common Stock issuable thereunder shall no longer be deemed to be outstanding;
(ii) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase in the consideration payable to the Company, or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities, provided that no readjustment pursuant to this clause
(B) shall have the effect of increasing the Conversion Price to an amount which exceeds the lower of (i) the Conversion Price on the original adjustment date, or (ii) the Conversion Price that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date; and (iii) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any decrease in the consideration payable to the Company, or increase in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such decrease or increase becoming effective, be recomputed to reflect such decrease or increase insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities, provided that no readjustment pursuant to this clause
(C) shall have the effect of decreasing the Conversion Price to an amount which exceeds the lower of (i) the Conversion Price on the original adjustment date, or (ii) the Conversion Price that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date.

(g) Other Provisions Applicable to Adjustment Under this Section 3. The following provisions shall be applicable to the adjustments in the Conversion Price as provided in this Section 3.

(i) Treasury Shares. The number of shares of Common Stock at any time outstanding shall not include any shares thereof then directly or indirectly owned or held by or for the account of the Company.

(ii) Other Action Affecting Common Stock. If the Company shall take any action affecting the outstanding number of shares of Common Stock other than an action described in any of the foregoing subsections 3(b) through 3(f) hereof, inclusive, which would have an inequitable effect on the holders of the Series A-1 Preferred Stock or the Series A-2 Preferred Stock, then the Conversion Price shall be adjusted in such manner and at such times as the Board on the advice of the Company's independent public accountants may in good faith determine to be equitable in the circumstances.

(iii) Minimum Adjustment. No adjustment of the Conversion Price shall be made if the amount of any such adjustment would be an amount less than one percent (1%) of the Conversion Price then in effect, but any such amount shall be carried forward and an adjustment in respect thereof shall be made at the time of and together with any subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, shall aggregate an increase or decrease of one percent (1%) or more.

(iv) Certain Adjustments. The Conversion Price shall not be adjusted upward except in the event of a combination of the outstanding shares of Common Stock into a smaller number of shares of Common Stock.

(v) Determination of Consideration.

(A) For purposes of subsection 3(e), the "Effective Price" of Additional Shares of Common Stock shall mean the quotient determined by dividing (x) the Aggregate Consideration Received, or deemed to have been received, by the

Company under this subsection 3(e), for the issue of such Additional Shares of.- 9 - Common Stock, by (y) the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold, by the Company under subsection 3(e). (B) For purposes of this Subsection 3(f), the Aggregate Consideration Received by the Company for the issue of any Additional Shares of Common Stock shall be computed as follows: (A) Cash and Property: Such consideration shall:

(1) insofar as it consists of cash, be computed at the aggregate gross amount of cash received by the Company before deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Company in connection with such issue or sale and without deduction of any expenses payable by the Company and excluding amounts paid or payable for accrued interest or accrued dividends;

(2) insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board; and in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Company for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (1) and (2) above, as determined in good faith by the Board.

(B) Options and Convertible Securities. The consideration per share received by the Company for Additional Shares of Common Stock deemed to have been issued pursuant to subsection 3(f)(ii), relating to Options and Convertible Securities, shall be determined by dividing

(1) the total amount, if any, received or receivable by the Company as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by (2) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(i) No Impairment. The Company will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company but will at all times in good faith assist in the carrying out of all the provisions of Section 3 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series A-1 Preferred Stock and the Series A-2 Preferred Stock against impairment.

(j) Notices of Adjustments. Whenever the Conversion Price is adjusted as herein provided, the Chief Financial Officer (or other senior executive officer in the absence of such person) of the Company shall, in good faith, compute the adjusted Conversion Price in accordance with the foregoing provisions and shall prepare a written certificate setting forth such adjusted Conversion Price and showing in detail the facts upon which such adjustment is based, and such written instrument shall promptly be delivered to each record holder of the Series A-1 Preferred Stock and Series A-2 Preferred Stock.

4. Ranking.
The Series A-1 Preferred Stock and the Series A-2 Preferred Stock shall rank, as to dividends, rights upon liquidation, dissolution or winding up, pari passu to each other, and shall rank senior and prior to (i) the Common Stock and (ii) each other class or series of capital stock of the Company hereafter created which does not expressly rank pari passu with or senior to the Series A-1 Preferred Stock or the Series A-2 Preferred Stock, as applicable. (All equity securities of the Company to which the Series A-1 Preferred Stock and the Series A-2 Preferred Stock ranks senior to, whether with respect to dividends, rights upon liquidation, dissolution, winding up or otherwise, including the Common Stock, are collectively referred to herein as "Junior Securities," all equity securities of the Company to which the Series A-1 Preferred Stock or the Series A-2 Preferred Stock ranks on a parity with, whether with respect to dividends or upon liquidation, dissolution, winding up or otherwise, are collectively referred to herein as "Parity Securities" and all equity securities of the Company to which the Series A-1 Preferred Stock and the Series A-2 Preferred Stock ranks junior, whether with respect to dividends or upon liquidation, dissolution, winding up or otherwise are collectively referred to herein as "Senior Securities").

5. Liquidation Rights.
(a) Liquidation Preference. Upon a voluntary or involuntary liquidation, under applicable bankruptcy or reorganization legislation, or dissolution or winding up of the Company (each a "Liquidation"), before any distribution of assets shall be made to the holders of Junior Securities, the holder of each share of Series A-1 Preferred Stock and Series A-2 Preferred Stock then outstanding shall be paid out of the assets of the Company legally available for distribution to its stockholders (the "Available Assets") an amount per share equal to the "Liquidation Amount." For purposes of a Liquidation, the Liquidation Amount shall mean the original issue price per share of the Series A-1 Preferred Stock and Series A-2 Preferred Stock ($2.50, as adjusted for stock splits, dividends, combinations or other recapitalization of the Series A-1 Preferred Stock and Series A-2.11Preferred Stock) plus all dividends accrued but unpaid on such share (whether or not declared) up to the date of the Liquidation (the "Liquidation Preference"). Upon the completion of the distribution required by this subsection 4(a), and any other distribution to any other class or series of Senior Securities, if assets remain in the Company, the remaining assets of the Company available for distribution to stockholders shall be distributed among the holders of shares of any other series of preferred stock in accordance with their respective terms, then to the holders of Common Stock pro rata based on the number of shares of the Common Stock actually outstanding and held by holders of shares of Common Stock..

(b) Priority. If the Available Assets are insufficient to pay the holders of Series A-1 Preferred Stock and Series A-2 Preferred Stock the full amount of the Liquidation Amount, the holders of Series A-1 Preferred Stock and Series A-2 Preferred Stock, in the aggregate, will share ratably in the distribution of the Available Assets in proportion to the respective amounts that would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

(c) Notice. The Company will send a written notice of a Liquidation to the holders of record of the Series A-1 Preferred Stock and Series A-2 Preferred Stock, stating a payment date, the Liquidation Amount and the place where the Liquidation Amount will be paid, using any of the following delivery methods:
(i) in person; (ii) mailed by certified or registered mail, return receipt requested; or (iii) sent by national courier, not less than 25 days prior to the payment date stated therein. The notice will be addressed to each holder at its address as shown by the records of the Company.

6. Appraisal. If a majority in interest of the holders of the Series A-1 Preferred Stock, or a majority in interest of the holders of the Series A-2 Preferred Stock, or both, as the case may be, reasonably disagree(s) with any of the Board's determinations referred to in Section 2, Section 3 or Section 5 above (each, a "Determination"), then the Company and the majority in interest of such Series A-1 Preferred Stock holders or Series A-2 Preferred Stock Holders, or both, as applicable (each majority in interest, the "Representative"; together, the "Representatives") shall use good faith efforts to mutually agree upon the designation of a single Qualified Appraiser (as defined below) within seven (7) business days of such event requiring a Determination. The date of such event requiring a Determination shall be referred to as the "Determination Date." If such a single Qualified Appraiser is designated, that person shall make a Determination. If the Company and the Representative(s) do not so agree upon the designation of a single Qualified Appraiser within such period, then within five (5) business days following the end of such period, each of the Company, by written notice to the Representative(s), and the Representative(s), by written notice to the Company, shall designate a Qualified Appraiser (or if any party fails to select a Qualified Appraiser within the time period specified, the person selected by the other party shall be the Qualified Appraiser), with two such Qualified Appraisers being so designated in total, and the two Qualified Appraisers so designated shall within ten (10) business days of their designation jointly designate a third Qualified Appraiser and solely such third Qualified Appraiser so designated shall independently make a Determination. The designated Qualified Appraiser shall make the Determination not later than ten (10) business days following the Determination Date. The Determination made by the Qualified Appraiser shall be final, conclusive and binding on the parties hereto. None of the Qualified Appraisers shall be affiliated with any of the Company or the Representative(s) or another Qualified Appraiser. If the amount of Determination by the Qualified Appraiser deviates by more than 10% from the determination by the Company and is more favorable to the Series A-1 Preferred Stock or the Series A-2 Preferred Stock, as applicable, then the Company shall pay the fees and expenses of the Qualified Appraiser(s). Otherwise, the

Representative(s) shall pay the fees and expenses of the Qualified Appraiser(s). (By way of example, if the Company determined that the Aggregate Consideration Received in non-cash property for Additional Shares of Common Stock was $10 per share, the Company will pay the fees and expenses of the Qualified Appraiser(s) only if the Determination is that the Aggregate Consideration Received for such property was $11.01 or more. For the purposes of this Agreement, "Qualified Appraiser" shall mean an individual who is engaged on a regular basis (although not necessarily full time) in valuing securities or arrangements similar to this Agreement, as the case may be, and may include (but shall not be limited to) professional business appraisers, investment bankers or accountants.

7. Dividends.
Dividends shall accrue on each outstanding share of Series A-1 Preferred Stock and on each outstanding share of Series A-2 Preferred Stock at the rate equal to 5% per annum (pro rated in the first annual period if the initial applicable Issuance Date is after the commencement of the initial quarterly payment period) of the initial Liquidation Preference per share of Series A-1 Preferred Stock or Series A-2 Preferred Stock, as applicable, whether or not declared by the Board. Such dividends shall accrue and, if declared, shall be payable quarterly in arrears on the 30 th day of January, April, July and October of each year (each such date, a "Dividend Payment Date"). Dividends shall begin to accrue on the Series A-1 Preferred Stock and on the Series A-2 Preferred Stock as of the applicable Issuance Date, provided that the dividends due in respect of the initial quarterly period shall be pro rated if such Issuance Date is after the commencement of such quarterly period. Dividends payable on shares of Series A-1 Preferred Stock and Series A-2 Preferred Stock shall be cumulative; therefore, if a full or partial dividend on the shares of Series A-1 Preferred Stock and Series A-2 Preferred Stock with respect to any quarter is not declared by the Board, the Company shall remain obligated to pay a full dividend with respect to that quarter, provided, however, that any unpaid dividends shall not bear interest. At the election of the Company, any accrued but unpaid dividends may be paid in cash at any time.

At the election of the Company, each dividend on the Series A-1 Preferred Stock or the Series A-2 Preferred Stock may be paid in shares of Common Stock. Dividends paid in shares of Common Stock shall be paid in full shares only, with a cash payment equal to the value of any fractional shares. The issuance of such shares of Common Stock shall be valued at the average of the per share Market Price for the ten Trading Day period immediately preceding the date on which the dividend becomes due. Each dividend paid in capital stock shall be mailed to the holders of record of the Series A-1 Preferred Stock and the Series A-2 Preferred Stock as their names and addresses appear on the share register of the Company or at the office of the transfer agent on the corresponding dividend payment date. Holders of Series A-1 Preferred Stock and Series A-2 Preferred Stock will receive written notification from the Company or the transfer agent if a dividend is paid in kind, which notification will specify the number of shares of Common Stock paid as a dividend. All holders of shares of Common Stock issued as dividends shall be entitled to all of the rights and benefits relating to shares of Common Stock as set forth in the Company's Certificate of Incorporation. After payment of setting aside of the payment of dividends described in this Section 7, any additional dividends (other dividends on Common Stock payable solely in Common Stock) declared or paid in any fiscal year shall be declared or paid among the holders of Series A-1 Preferred Stock, Series A-2 Preferred Stock and Common Stock then outstanding in proportion to the nearest whole number of shares of Common Stock which would be held by each such holder if all holders of Series A-1 Preferred Stock and Series A-2 Preferred Stock were converted at the then-effective Conversion Rate.

8. Voting Rights.
Each holder of outstanding shares of Series A-1 Preferred Stock and Series A-2 Preferred Stock is entitled to the number of votes equal to the number of whole shares of Common Stock into which the shares of Series A-1 Preferred Stock or Series A-2 Preferred Stock held of record by such holder are convertible at each meeting of stockholders of the Company (and written actions of stockholders in lieu of meetings) with respect to any and all matters presented to the stockholders of the Company for their action or consideration. Except as provided by law and by the provisions of Section 9 below, the holders of shares of Series A-1 Preferred Stock and Series A-2 Preferred Stock shall vote together with the holders of Common Stock as a single class. Notwithstanding the above, the Company shall provide each holder of Series A-1 Preferred Stock and Series A-2 Preferred Stock with prior written notification of any meeting of the stockholders (and copies of proxy materials and other information sent to stockholders). In the event of any undertaking by the Company of a record of its stockholders for the purpose of determining stockholders who are entitled to receive payment of any dividend or other distribution, any right to subscribe for, purchase or otherwise acquire (including by way of merger, consolidation or recapitalization) any share of any class or any other securities or property, or to receive any other right, or for the purpose of determining stockholders who are entitled to vote in connection with any proposed sale, lease or conveyance of all or substantially all of the assets of the Company, or any proposed liquidation, dissolution or winding up of the Company, the Company shall mail a notice to each holder, at least ten (10) days prior to the record date specified therein (or twenty (20) days prior to the consummation of any transaction or event, whichever is earlier), of the date on which any such record is to be taken for the purpose of such dividend, distribution, right or other event, and a brief statement regarding the amount and character of such dividend, distribution, right or other event to the extent known at such time. To the extent that under the Delaware General Corporation Law ("DGCL") holders of the Series A-1 Preferred Stock and Series A-2 Preferred Stock are entitled to vote on a matter with holders of Common Stock, voting together as one class, each share of Series A-1 Preferred Stock and Series A-2 Preferred Stock shall entitle the holder thereof to cast that a number of votes per share as is equal to the number of shares of Common Stock into which it is then convertible using the record date for determining the stockholders of the Company eligible to vote on such matters as the date as of which the Conversion Price is calculated. Whenever the holders of the Series A-1 Preferred Stock and the holders of the Series A-2 Preferred Stock are required under the DGCL or this Certificate of Designations or the Company's Certificate of Incorporation to vote separately from the holders Common Stock, rather than voting together with the holders of the Common Stock as one class, then, except as set forth in the next succeeding paragraph, the holders of the Series A-1 Preferred Stock and the holders of the Series A-2 Preferred Stock shall vote together as a single class, and the affirmative vote of a majority of the shares of the holders of the Series A-1 Preferred Stock and the Series A-2 Preferred Stock, in the aggregate, represented at a duly held meeting at which a quorum is present or by written consent of a majority of the shares of Series A-1 Preferred Stock and Series A-2 Preferred Stock, taken together in the aggregate, shall constitute the approval of such action by the holders of the Series A-1 Preferred Stock and the holders of the Series A-2 Preferred Stock.

However, whenever the holders of the Series A-1 Preferred Stock and the holders of the Series A-2 Preferred Stock are required under the DGCL or this Certificate of Designations or the Company's Certificate of Incorporation to vote separately from the holders of the Common Stock, rather than voting together with the holders of the Common Stock as one class, and, under the DGCL or this Certificate of Designations or the Company's Certificate of Incorporation, the holders of the Series A-1 Preferred Stock and the holders of the Series A-2 Preferred Stock are required to vote as separate series or classes, and not jointly, then the affirmative vote of a majority of the shares of the Series A-1 Preferred Stock, or the affirmative vote of a majority of the shares of the Series A-2 Preferred Stock, as applicable, voting separately as a class, represented at a duly held meeting at which a quorum is present or by written consent of a majority of the shares of Series A-1 Preferred Stock or a majority of the shares of Series A-2 Preferred Stock, as applicable, shall constitute the approval of such action by the holders of the Series A-1 Preferred Stock or the holders of the Series A-2 Preferred Stock, as applicable. Holders of the Series A-1 Preferred Stock and Series A-2 Preferred Stock shall be entitled to written notice of all stockholder meetings or written consents (and copies of proxy materials and other information sent to stockholders) with respect to which they would be entitled by vote, which notice would be provided pursuant to the Company's bylaws and the DGCL).

9. Protective Provisions.
(a) So long as the shares of Series A-1 Preferred Stock or Series A-2 Preferred Stock are outstanding, the Company shall not, take, approve or otherwise ratify any of the following actions without the consent of at least a majority of the aggregate of the then outstanding shares of Series A-1 Preferred Stock and the Series A-2 Preferred Stock, voting together and not as separate series:

(i) authorize, issue or agree to authorize or issue any new class or series of Parity Securities or securities or rights of any kind convertible into or exercisable or exchangeable for any such Parity Securities, or offer, sell or issue any Parity Securities or securities or rights of any kind convertible into or exercisable or exchangeable for any such Parity Securities;

(ii) purchase, repurchase or redeem shares of (i) Common Stock, (ii) securities or rights of any kind convertible into or exercisable or exchangeable for Common Stock or

(iii) other securities of the Company, (except in the case of a termination of an employee, at which the Company may repurchase or redeem such shares of Common Stock at cost and pursuant to any agreement under which such shares of Common Stock were issued); (iii) effect any merger, combination, reorganization of the Company, or any sale or license of all or substantially all of the Company's assets, in either case other than a merger, combination or reorganization or other transaction (or series of such transactions) in which 50% or more of the voting power of the Company is disposed of or in which the stockholders of the Company immediately prior to such merger, reorganization or consolidation own less than 50% of the Company's voting power immediately after; or (iv) declare or pay dividends or any other distribution on shares of Common Stock or any other capital stock of the Company except as contemplated herein; or (b) So long as the shares of Series A-1 Preferred Stock or Series A-2 Preferred Stock are outstanding, the Company shall not, take, approve or otherwise ratify any of the following actions without the consent of at least a majority of the then outstanding shares of Series A-1 Preferred Stock, voting as a separate series, and a majority of the then outstanding shares of Series A-2 Preferred Stock, voting as a separate series:

(i) authorize, issue or agree to authorize or issue any new class or series of Senior Securities or securities or rights of any kind convertible into or exercisable or exchangeable for any such Senior Securities, or offer, sell or issue any Senior Securities or securities or rights of any kind convertible into or exercisable or exchangeable for any such Senior Securities; (ii) increase the authorized number of shares of Series A-1 Preferred Stock or Series A-2 Preferred Stock; or (iii) amend the Certificate of Incorporation or the Certificate of Designations or Bylaws of the Company, or alter or change the rights, preferences or privileges of the Series A-1 Preferred Stock or Series A-2 Preferred Stock or any Parity Securities or Senior Securities or Junior Securities, by merger, consolidation or otherwise, in each case so as to affect adversely the rights, preferences or privileges of the Series A-1 Preferred Stock or Series A-2 Preferred Stock.

10. Preemptive Right.
(a) The Company shall not issue or sell any shares of Common Stock or securities convertible into or exercisable or exchangeable for shares of Common Stock (the securities issued in such transactions being referred to as the "Newly Issued Securities"), other than any such issuance or sale (i) which is made pursuant to a public offering pursuant to a registration statement declared effective by the Securities and Exchange Commission, (ii) pursuant to a stock option plan or similar plan or agreement approved by the Board, (iii) in exchange, at fair market value, for assets or equipment to be used by the Company in the ordinary course of business, or (iv) pursuant to any of the purchase agreements or the documents executed, filed or delivered in connection therewith, unless prior to the issuance or sale of such Newly Issued Securities each holder of Series A-1 Preferred Stock and Series A-2 Preferred Stock shall have been given the opportunity (such opportunity being herein referred to as the "Preemptive Right") to purchase (on the same terms as such Newly Issued Securities are proposed to be sold) the same proportion of such Newly Issued Securities being issued or offered for sale by the Company as (x) the number of shares of Common Stock (calculated solely on account of outstanding Series A-1 Preferred Stock and Series A-2.

Preferred Stock on an as converted basis) held by such holder on the day preceding the date of the Preemptive Notice (as defined below) bears to (y) the total number of shares of Common Stock (calculated on a fully diluted basis with respect to the Series A-1 Preferred

Stock and Series A-2 Preferred Stock and any other Common Stock equivalents which are "in the money") outstanding on the day preceding the date of the Preemptive Notice (as defined below). (b) At least thirty (30) days prior to the issuance by the Company of any Newly Issued Securities, the Company shall give written notice thereof (the "Preemptive Notice") to each holder of Series A-1 Preferred Stock and Series A-2 Preferred Stock. The Preemptive Notice shall specify (i) the name and address of the bona fide investor to whom the Company proposes to issue or sell Newly Issued Securities, (ii) the total amount of capital to be raised by the Company pursuant to the issuance or sale of Newly Issued Securities, (iii) the number of such Newly Issued Securities proposed to be issued or sold, (iv) the price and other terms of their proposed issuance or sale, (v) the number of such Newly Issued Securities which such holder is entitled to purchase (determined as provided in subsection (a) above), and (vi) the period during which such holder may elect to purchase such Newly Issued Securities, which period shall extend for at least thirty (30) days following the receipt by such holder of the Preemptive Notice (the "Preemptive Acceptance Period"). Each holder of Series A-1 Preferred Stock or Series A-2 Preferred Stock who desires to purchase Newly Issued Securities shall notify the Company within the Preemptive Acceptance Period of the number of Newly Issued Securities he wishes to purchase, as well as the number, if any, of additional Newly Issued Securities such holder would be willing to purchase in the event that all of the Newly Issued Securities subject to the Preemptive Right are not subscribed for by the other holders of Series A-1 Preferred Stock and Series A-2 Preferred Stock.

(c) After the conclusion of the Preemptive Acceptance Period, any Newly Issued Securities which none of the holders elect to purchase in accordance with the provisions of this Section 10, may be sold by the Company, within a period of four (4) months after the expiration of the Preemptive Acceptance Period, to any other person or persons at not less than the price and upon other terms and conditions not less favorable to the Company than those set forth in the Preemptive Notice.

(d) The term "Newly Issued  Securities" shall not include:

(i) Shares of Common Stock issued upon conversion of shares of Series A-1 Preferred Stock or Series A-2 Preferred Stock; (ii) Shares of Common Stock (subject to appropriate adjustment for any stock dividend, stock split, combination or other similar recapitalization affecting such shares) issuable or issued to the Company's employees, directors or consultants pursuant to a stock option plan or restricted stock plan approved by the Board; (iii) Shares of Common Stock issued or issuable pursuant to subsection 3(d); (iv) Shares of Common Stock or Preferred Stock issuable upon exercise of options, warrants or upon conversion of convertible securities or other rights outstanding as of the A-1 Issuance Date; (v) Shares of capital stock or options or warrants to purchase capital stock, issued to financial institutions or lessors in connections with commercial credit agreements, equipment financings or similar transactions or to other corporations, persons or entities in connection with acquisitions, mergers or similar business combinations, partnership arrangements, strategic alliances, licensing arrangements or similar non-capital raising transactions approved by the Board; (vi) Shares of Common Stock issued in connection with any stock split, stock dividend or recapitalization of the Company; and (vii) Securities that are issued by the Company pursuant to a registration statement filed under the Securities Act.

11. Mandatory Redemption
(a) On the date which is five (5) years after the A-1 Issuance Date or the A-2 Issuance Date, as applicable (such fifth anniversary, the "Mandatory Redemption Date"), the Company shall redeem each then outstanding share of the Series A-1 Preferred Stock and Series A-2 Preferred Stock for an amount per share equal to the applicable Liquidation Amount. (b) Upon a Change of Control Redemption Event, the Company shall redeem each then outstanding share of the Series A-1 Preferred Stock and Series A-2 Preferred Stock for an amount per share equal to 101% of the Liquidation Amount. For purposes of this Section 11, a "Change of Control Redemption Event" shall be deemed to have occurred upon a merger, combination or reorganization of the Company in which more than 50% of the voting power of the Company is disposed of, or in which the stockholders of the Company immediately prior to such merger, reorganization or consolidation own less than 50% of the Company's voting power immediately after, unless (i) waived, with respect to shares of Series A-1 Preferred Stock, by a majority in interest of the holders of the Series A-1 Preferred Stock, or (ii) waived, with respect to shares of Series A-2 Preferred Stock, by a majority in interest of the holders of the Series A-2 Preferred Stock. (b) From and after the latest to occur of (i) the Mandatory Redemption Date or a Change of Control Redemption Event, and (ii) the date upon which the Company irrevocably deposits the aggregate Liquidation Amount or 101% of the aggregate Liquidation Amount, as applicable, in respect of the shares of Series A-1 Preferred Stock or Series A-2 Preferred Stock being redeemed in an account for disbursement to holders of shares of Series A-1 Preferred Stock or Series A-2 Preferred Stock, as applicable, upon receipt of certificates evidencing their respective shares and other customary documentation for such redemption, no holder of such Series A-1 Preferred Stock or Series A-2 Preferred Stock shall have any rights in respect of such shares other than to receive the applicable Liquidation Amount per share in respect of such holder's shares.

12. No Reissuance of Series A-1 Preferred Stock or Series A-2 Preferred Stock. No share or shares of Series A-1 Preferred Stock or Series A-2 Preferred Stock acquired by the Company by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares of Series A-1 Preferred Stock and Series A-2 Preferred Stock shall be cancelled, retired and eliminated from the shares of Series A-1 Preferred Stock or Series A-2 Preferred Stock, as applicable, which the Company shall be authorized to issue. Any such shares of Series A-1 Preferred Stock or Series A-2 Preferred Stock acquired by the Company shall have the status of authorized and unissued shares of Preferred Stock issuable in undesignated Series and may be redesignated and reissued in any series other than as Series A-1 Preferred Stock or Series A-2 Preferred Stock.

13. Registered Holders.
A holder of Series A-1 Preferred Stock or Series A-2 Preferred Stock registered on the Company's stock transfer books as the owner of shares of Series A-1 Preferred Stock or Series A-2 Preferred Stock, as applicable, shall be treated as the owner of such shares of all purposes. All notices and all payments required to be mailed to a holder of shares of Series A-1 Preferred Stock or Series A-2 Preferred Stock shall be mailed to such holder's registered address on the Company's stock transfer books, and all dividends and redemption payments to a holder of Series A-1 Preferred Stock or Series A-2 Preferred Stock made hereunder shall be deemed to be paid in compliance hereof on the date such payments are deposited into the mail addressed to such holder at such holder's registered address on the Company's stock transfer books.

14. Certain Remedies.
Any registered holder of shares of Series A-1 Preferred Stock or Series A-2 Preferred Stock shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Certificate of Designations and to enforce specifically the terms and provisions of this Certificate of Designations in any court of the United States or any state thereof having jurisdiction, this being in addition to any other remedy to which such holder may be entitled at law or in equity.

15. Headings of Subdivisions.
The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

16. Severability of Provisions.
If any right, preference or limitation of the Series A-1 Preferred Stock or Series A-2
Preferred Stock set forth herein (as may be amended) from time to time is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, such right, preference or limitation (including, without limitation, the dividend rate) shall be enforced to the maximum extent permitted by law and all other rights, preferences and limitations set forth herein (as so amended) which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation herein set forth shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein.

[Remainder of Page Intentionally Left Blank.].

IN WITNESS WHEREOF, the undersigned, being the President of the Company, has executed this Certificate of Designations as of July 18, 2003.

AUTO DATA NETWORK, INC.

By:

Name: Christopher R Glover

                                     Title: